Exhibit 99.1

China Housing Acquires Development Project

XI’AN, China, March 9, 2011 /PRNewswire-Asia-FirstCall/ -- China Housing & Land Development, Inc., (“China Housing” or the “Company,” Nasdaq: CHLN) today announced that it has signed a contract to acquire a new development project in Hu County, which is a satellite city located approximately 35 kilometers from Xi’an.

The Company purchased this development project from a Chinese state-owned enterprise (SOE) that had purchased land and commenced development of housing units for its employees. China Housing's development project acquisition from this SOE is comprised of 280,000 sq. meters of GFA.  The development of this acquisition will be divided into two phases. Phase one is comprised of 100,000 sq. meters of GFA, of which 85,000 sq. meters will be sold to the SOE to distribute to its employees. The remaining 15,000 sq. meters of the Phase One project have received all necessary government approvals and are ready to be sold to non-SOE employees. Phase Two of the project will entail construction of 180,000 sq. meters of GFA.  The timing of Phase Two construction is scheduled for the second half of 2011. The estimated revenue (comprised of 15,000 sq. meters of GFA sales from Phase One plus 180,000 sq. meters of GFA sales from Phase Two) is approximately RMB 667 million (US$100 million) with full project completion estimated for 2Q2013.

The Company will pay approximately RMB 100 million (US$14.9 million) for the 100% equity in this project and intends to fund this project through the internally generated fund as well as from the bank loans.

Mr. Pingji Lu, the Chairman of China Housing, said, “We are thrilled to acquire this project and believe we can generate a strong return on our investment over the next several years. At the national and local levels, government has implemented further housing restrictions designed to cool down housing prices. We believe Xi’an and the surrounding region is less affected by such policies, as long-term urbanization and economic growth trends continue to serve as the driving forces in the real estate market in this region. While this is our first development project outside of Xi’an, this announcement underscores our long term strategy of focusing on developing residential and commercial properties in the western China region, which can provide us with sustained growth for many years to come.”

Mr. Xiaohong Feng, the Chief Executive Officer of China Housing, added, “Our cooperation with another partner has proven to be an effective model for us in the past. We are pleased to have the opportunity to work with a large state-owned company as securing a large housing unit order significantly lowers our market risk, especially when entering into a new city.  Further, this cooperation agreement allows us to secure a large parcel of land at what we believe to be a very reasonable price.”

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ. The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor Statement

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing’s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts Mr. Cangsang Huang Chief Financial Officer Tel.: +86-29-8258-2648 in Xi’an Email: cangsang@gmail.com
Ms. Jing Lu Chief Operating Officer, Board Secretary, and Investor Relations Officer Tel.: +86-29-8258-2639 in Xi’an Email: jinglu@chldinc.com
Mr. Shuai Luo
Investor Relations
Tel.:  +86-29-8258-2632 in Xi’an
Email: laurentluo@chldinc.com

Mr. Bill Zima, ICR
Tel.:  +1-203-682-8233
Email: William.Zima@icrinc.com

Ms. Annie Chen, ICR
Tel.:  +86-10-6599-7966
Email:Annie.Chen@icrinc.com